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                                                               Exhibit (m)(7)(c)

                            NVEST STAR WORLDWIDE FUND

                      Class C Distribution and Service Plan

     This Plan (the "Plan") constitutes the Distribution and Service Plan relating to the Class C shares of Nvest Star Worldwide Fund (the "Series"), a series of Nvest Funds Trust I, a Massachusetts business trust (the "Trust").

     Section 1. Service Fee. The Trust, on behalf of the Series, will pay to
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Nvest Funds Distributor, L.P. ("NFD"), a Delaware limited partnership which acts as the Principal Distributor of the Series' shares, or such other entity as shall from time to time act as the Principal Distributor of the Series' shares (the "Distributor"), a fee (the "Service Fee") at an annual rate not to exceed 0.25% of the Series' average daily net assets attributable to the Class C shares. Subject to such limit and subject to the provisions of Section 7 hereof, the Service Fee shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust; provided, however, that
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no Service Fee or other fee that is a "service fee" as defined in Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (or any successor provision thereto) as in effect from time to time (the "NASD Rule") shall be paid, with respect to Class C shares of the Series, to NFD (or to any affiliate of NFD, or to any other person in circumstances where substantially all of the services and functions relating to the distribution of Class C shares of the Series have been delegated to, or are being performed by, NFD or an affiliate of NFD), under this Plan or otherwise, if the Distribution Fee is terminated or is reduced below the rate set forth in Section 2. The Service Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine. The Distributor may pay all or any portion of the Service Fee to securities dealers or other organizations (including, but not limited to, any affiliate of the Distributor) as service fees pursuant to agreements with such organizations for providing personal services to investors in Class C shares of the Series and/or the maintenance of shareholder accounts, and may retain all or any portion of the Service Fee as compensation for providing personal services to investors in Class C shares of the Series and/or the maintenance of shareholder accounts. All payments under this Section 1 are intended to qualify as "service fees" as defined in the NASD Rule.

     Section 2. Distribution Fee. In addition to the Service Fee, the Trust, on
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behalf of the Series, will pay to the Distributor a fee (the "Distribution Fee")
at an annual rate of 0.75% (unless reduced as contemplated by and permitted pursuant to the next sentence hereof) of the Series' average daily net assets attributable to the Class C shares in consideration of the services rendered in connection with the sale of such shares by the Distributor. The Trust will not terminate the Distribution Fee in respect of Series assets attributable to Class C shares, or pay such fee at an annual rate of less than 0.75% of the Series' average daily net assets attributable to the Class C shares, unless it has ceased, and not resumed, paying the Service Fee (or any other fee that constitutes a "service fee" as defined in the NASD Rule) to NFD (or to any affiliate of NFD, or to any other person in circumstances where substantially all of the services and functions relating to the distribution of Class C shares of the Series have been delegated to, or are being performed by, NFD or an affiliate of NFD). Subject to such restriction and subject to the provisions of
Section 7 hereof, the Distribution Fee shall be as approved from time to time by
(a) the Trustees of the Trust and (b) the Independent Trustees of the Trust. The Distribution Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

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     The obligation of the Series to pay the Distribution Fee shall terminate upon the termination of this Plan or the relevant distribution agreement between the Distributor and the Trust relating to the Series, in accordance with the terms hereof or thereof, but until any such termination shall not be subject to any dispute, offset, counterclaim or defense whatsoever (it being understood that nothing in this sentence shall be deemed a waiver by the Trust or the Series of its right separately to pursue any claims it may have against the Distributor and enforce such claims against any assets of the Distributor (other than its right to be paid the Distribution Fee and to be paid contingent deferred sales charges)).

     The right of NFD to receive the Distribution Fee (but not the relevant distribution agreement or NFD's obligations thereunder) may be transferred by NFD in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from NFD to the Trust. In connection with the foregoing, the Series is authorized to pay all or part of the Distribution Fee directly to such transferee as directed by NFD.

     The Distributor may pay all or any portion of the Distribution Fee to securities dealers or other organizations (including, but not limited to, any affiliate of the Distributor) as commissions, asset-based sales charges or other compensation with respect to the sale of Class C shares of the Series, and may retain all or any portion of the Distribution Fee as compensation for the Distributor's services as principal underwriter of the Class C shares of the Series. All payments under this Section 2 are intended to qualify as "asset-based sales charges" as defined in the NASD Rule.

     Section 3. This Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by votes of the majority (or whatever other percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the "Act") or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

     Section 4. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 5. This Plan may be terminated at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class C shares of the Series.

     Section 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

          A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Class C shares of the Series, on not more than 60 days' written notice to any other party to the agreement; and

          B. That such agreement shall terminate automatically in the event of its assignment.

     Section 7. This Plan may not be amended to increase materially the amount of expenses permitted pursuant to Sections 1 or 2 hereof without approval by a vote of at least a majority of the outstanding Class C shares of the Series, and all material amendments of this Plan shall be approved in the manner provided for continuation of this Plan in Section 3.

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     Section 8. As used in this Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the Act and the rules and regulations thereunder, and the term "majority of the outstanding Class C shares of the Series" shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to such exemptions as may be granted by the Securities and Exchange Commission.

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